Exhibit 10.1

Memorandum

To:	Scott T. Mereness

From:	Jason D. Lippert
Date:	September 7, 2007
Re:	Compensation for 2007

This memorandum is to confirm our existing compensation arrangement for August 1 through December 31, 2007, in your capacity as Executive Vice President and Chief Operating Officer of Lippert Components Manufacturing, Inc. (the “Corporation”) and all other entities of which Lippert Components, Inc. is a direct or indirect parent or partner, excluding Lippert Components Holding, Inc. (collectively, the “LCI Entities”):

1. Base Salary - $249,600 per annum, payable at the rate of $9,600 per biweekly period.

2. In addition to the Base Salary, you will be entitled to receive performance-based incentive compensation (the “Bonus”), equal to 3.0% of (i) the excess of Operating Profits of the LCI Entities for the period August 1, 2007 through December 31, 2007 over (ii) $8,155,000 (the “Base”); provided, however, that if any of the LCI Entities acquire additional business operations, the Base will be increased by the profits of the acquired business(es). The Bonus will be paid from, and will be applied against, the LCI Entities bonus accrual.

3. In addition to the Base Salary and Bonus, you will be entitled to receive additional incentive compensation in the amount of Thirty Seven Thousand Five Hundred ($37,500) Dollars if the LCI Entities achieve an annualized return on assets (“ROA”) for the period from August 1, 2007 through December 31, 2007 of twenty and seven tenths (20.7%) percent, which additional incentive compensation will increase at the pro-rata rate of Seven Thousand Five Hundred ($7,500) Dollars per one (1%) percent increase in ROA in excess of 20.7% (the “ROA Bonus”); provided, however, that the aggregate Bonus and ROA Bonus shall not exceed six (6%) percent of the “Operating Profits of the LCI Entities” for the same period.

4. The term “Operating Profits of the LCI Entities” means the consolidated income of the LCI Entities (A) before (i) interest expense, (ii) interest or dividend income, (iii) impairment of goodwill, (iv) intercompany administrative fees charged to any of the LCI Entities by Drew Industries Incorporated (“Drew”), (v) taxes based upon income, (vi) extraordinary items determined in accordance with generally accepted accounting principles, and (vii) the cumulative effect of a change in accounting principles, and (B) after giving effect (positive or negative) to a capital charge equal to 6% of the increase or decrease in (i) the average net assets employed by the LCI Entities (the “Net Asset Base”) during the period for which the Bonus is being determined over (ii) $ 167,400,000. The term “net assets” means: (a) total assets, excluding cash and investment in wholly-owned subsidiaries, minus (b) total liabilities, excluding (i) current and long-term debt, (ii) intercompany balances, and (iii) income taxes payable or deferred, all as reflected on the monthly Balance Sheet of the LCI Entities as in the included Consolidating Balance Sheet of Drew and its subsidiaries. If any of the LCI Entities acquire additional business operations, the Net Asset Base will be increased by the assets acquired. The term “return on assets” means the Operating Profit of the LCI Entities for the subject period divided by the average “net assets” employed by the LCI Entities during such period.

5. The amount of Bonus in excess of five times the Base Salary for the subject period will be paid in shares of Drew Deferred Stock. The number of shares of Deferred Stock will be determined based on the closing market price of Drew common stock on the day preceding the date on which Drew releases its year-end results of operations, and issuance of Deferred Stock will be made as soon as practicable thereafter.

6. All compensation, in whatever form, payable in accordance with this arrangement is subject in all respects to the terms, provisions and conditions of the Drew Industries Incorporated 2002 Equity Award and Incentive Plan, as amended from time to time, and any Bonus, payable in cash or stock, will be paid on or between February 15, 2008 and March 15, 2008.

7. It is intended that the compensation arrangement described above will comply in all respects with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code). Accordingly, all elections to defer, all distributions, and all other aspects of such compensation will be made in compliance with Section 409A of the Code and any regulations or other guidance thereunder. To the extent required, this arrangement will be modified in order to comply with the provisions of Section 409A of the Code and any regulations or guidance thereunder.

8. This memorandum is solely for the purpose of confirming our compensation arrangement and does not constitute an obligation of you or the LCI Entities to continue your employment for any period, and you remain an employee-at-will.

ACKNOWLEDGED:

___________________________
Scott T. Mereness

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